UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2017

PHYSICIANS REALTY TRUST
PHYSICIANS REALTY L.P.
(Exact name of registrant as specified in its charter)

Maryland (Physicians Realty Trust) Delaware (Physicians Realty L.P.)	001-36007 333-205034-01	46-2519850 80-0941870
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 367-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Physicians Realty Trust Emerging growth company ☐ Physicians Realty L.P. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Physicians Realty Trust ☐  Physicians Realty L.P. ☐

Item 1.01. Entry into a Material Definitive Agreement.

A subsidiary of Physicians Realty Trust (the “Company”) and its operating partnership subsidiary, Physicians Realty L.P. (the “Operating Partnership”), entered into a purchase and sale agreement, dated June 27, 2017, with BCC Cancer Center Venture, L.P. (“BCC”), to acquire the Baylor Charles A. Sammons Cancer Center, a multi-tenant, on-campus medical office building located in Dallas, Texas, comprising approximately 458,396 net leasable square feet (the “Baylor Cancer Center”) for an aggregate purchase price of approximately $290.0 million, subject to closing prorations and other adjustments. The Baylor Cancer Center is approximately 94.9% leased and the weighted average lease term remaining is 8.6 years, with 252,977 square feet leased to Baylor Health Care. Upon closing of the Baylor Cancer Center acquisition, the first year unlevered cash yield is expected to be 4.7%.
The purchase agreement contains customary representations, warranties and covenants of the parties, including a representation and warranty of BCC that there are no rights of first offer, rights of first refusal or purchase options encumbering it and/or the Baylor Cancer Center, except for that certain right of first refusal of Baylor Health Care System under a ground lease for which BCC shall obtain a written waiver prior to closing. The acquisition of the Baylor Cancer Center is also subject to the satisfaction of certain conditions to closing. Assuming the satisfaction or waiver of all other outstanding contingencies, the acquisition is anticipated to occur prior to the end of the second quarter 2017. There can be no assurance that any or all of the conditions to closing will be satisfied or, if satisfied, that the Operating Partnership will complete the acquisition of the Baylor Cancer Center, or the timing of the closing.

Item 8.01. Other Events.

Investment Activity
During the quarter ending June 30, 2017 through the date hereof, the Company has completed one operating healthcare property acquisition for a purchase price of approximately $20.9 million containing approximately 60,840 net leasable square feet. The property is 100% occupied by MedStar Health, the largest healthcare provider in Maryland and the Washington, D.C., region. The building features ambulatory surgery, orthopaedic, primary care, cardiology, ENT, rheumatology, psychiatry, and radiology services. The first year unlevered yield on this investment is expected to be approximately 6.4%. In addition, the Company has completed two loan investments totaling approximately $5.0 million, each of which is collateralized by an ownership interest in the respective borrower. Investment activity through the date hereof for the quarter ended June 30, 2017 is summarized below:

Property(1)		Location	Acquisition Date	Square Footage	Investment (in thousands)
Mezzanine Loan - Brandon (Landmark)	(2)	Brandon, FL	April 14, 2017	—	3,700
Amended Mezzanine Loan - Hazelwood	(3)	Minnetonka, MN	May 2, 2017	—	1,275
MedStar Health Stephen’s Crossing MOB		Brandywine, MD	June 16, 2017	60,840	20,900
				60,840	$25,875

(1)	“MOB” refers to medical office building.

(2)
The Company made a $3.7 million mezzanine term loan to fund the development of a medical office building in Brandon, Florida. The loan is collateralized by an equity interest in the medical building development and accrues interest at a rate of 8.2% per year.

(3)	The Company provided $1.3 million of additional funding on a previously outstanding mezzanine term loan. The loan accrues interest at a rate of 8.0% per year.
In addition, from April 1, 2017 through the date hereof, the Company has entered into definitive agreements, made directly or indirectly through subsidiaries of the Operating Partnership, to acquire 18 healthcare properties in eight states, comprising 1,807,297 net leasable square feet, for an aggregate purchase price of approximately $735.0 million. The pending healthcare properties acquisitions are discussed further below.
In addition to the above pending transactions, the Company has executed three non-binding letters of intent to acquire seven medical office facilities in two states for purchase prices aggregating approximately $66.0 million. The Company is currently negotiating definitive agreements for these pending acquisitions, which include:

•
a six property portfolio located in Lexington, Kentucky, representing an aggregate 150,458 leasable square feet, for a total purchase price of approximately $38.1 million to be acquired during the third quarter of 2017; and

•
The Orthopedic & Sports Institute of the Fox Valley medical office building, a 67,205 square foot property in Appleton, Wisconsin, for a purchase price of approximately $27.9 million to be acquired on or before June 30, 2017.

Each pending acquisition described herein is subject to customary closing conditions and the non-binding letters of intent are subject to negotiation and execution of definitive agreements and customary closing conditions and there can be no assurance the Company will complete any of these transactions or acquire any of these buildings.
In addition, during the quarter ended June 30, 2017 through the date hereof, the Company issued 4,150,000 shares pursuant to the Company's at the market program (the “ATM Program”). As of the date hereof, the Company has $216.7 million remaining available under the ATM Program.
St. Vincent MOBs
The Operating Partnership entered into two separate purchase and sale agreements (collectively, the “St. Vincent Agreements”), dated June 2, 2017, with (i) St. Vincent Fishers Hospital, Inc. (“Fishers Hospital”) to acquire an approximately 120,000 square foot medical office building located in Fishers, Indiana (the “Fishers MOB”) for a purchase price of approximately $60.8 million, subject to closing prorations and other adjustments, and (ii) St. Vincent Carmel Hospital, Inc. (together with Fishers Hospital, “St. Vincent”) to acquire an approximately 86,000 square foot medical office building located in Carmel, Indiana (together with the Fishers MOB, the “St. Vincent MOBs”), for a purchase price of approximately $33.1 million, subject to closing prorations and other adjustments. The current owner of the Fishers MOB has required that the Company finance the purchase of the property, in part, by a $44.0 million seller financed loan secured by a first lien mortgage on the property. The terms of the loan require that monthly interest payments at a per annum rate of interest equal to 4.0% be made, along with a principal payment of $14.0 million on June 29, 2018 and a principal payment of $15.0 million on June 29, 2019. The loan matures on January 10, 2020.
The St. Vincent MOBs are 95.6% leased and the weighted average lease term, including new extensions negotiated directly with St. Vincent, is 8.2 years, with 167,585 square feet leased to St. Vincent / Ascension Healthcare. Each of the St. Vincent MOBs is considered to be on-campus. Upon closing of the St. Vincent MOBs, the first year unlevered cash yield is expected to be 4.7%.
St. Vincent has certain rights of first refusal to acquire the St. Vincent MOBs pursuant to the terms and conditions of its leases with the current owners of the St. Vincent MOBs. Such rights of first refusal have been triggered and exercised by St. Vincent in association with the recently announced sale of Duke Realty’s healthcare portfolio.
Upon the closing of the acquisitions of the St. Vincent MOBs, the Operating Partnership will assume existing ground leases pursuant to which it will lease certain land and parking facilities upon which the St. Vincent MOBs are located from affiliates of St. Vincent.
The St. Vincent Agreements contain customary representations, warranties and covenants of the parties. The acquisitions of the St. Vincent MOBs are also subject to the satisfaction of certain conditions to closing, including that St. Vincent has exercised its rights of first refusal and has acquired the St. Vincent MOBs or assigned its rights to acquire the St. Vincent MOBs to the Operating Partnership. The current owners of the St. Vincent MOBs have agreed to transfer the buildings directly to the Operating Partnership. Assuming the satisfaction or waiver of all other outstanding contingencies, the acquisitions are anticipated to occur prior to the end of the second quarter 2017. There can be no assurance that any or all of the conditions to closing will be satisfied or, if satisfied, that the Company will complete the acquisition of one or more of the St. Vincent MOBs, or the timing of any such closings.
Northside MOBs
Certain subsidiaries of the Operating Partnership entered into three separate purchase and sale agreements (the “Northside Agreements”) with Northside Hospital, Inc. (“Northside”), each dated June 15, 2017. Two of the Northside Agreements are for the purchase of one medical office building (the “Towne Lake MOB”), which is considered to be on campus, and a property that includes two medical office towers (the “Center Pointe Towers” and together with the Towne Lake MOB, the “Northside MOBs”). The third Northside Agreement is for the sale and lease-back of certain land that comprises part of the Peachtree Dunwoody Medical Center (the “Peachtree Land”) located in Atlanta, Georgia, part of which is currently owned by the Company and the remainder of which the Company expects to acquire pursuant to a separate transaction. Situated on the Peachtree Land is a six story medical office building that is owned by the Company (the “Peachtree Improvements”).
The Northside MOBs comprise approximately 466,151 net leasable square feet for an aggregate purchase price of approximately $194.0 million, subject to closing prorations and other adjustments. The Northside MOBs are 99.6% leased and the weighted average lease term, including new extensions negotiated directly with Northside, is 8.3 years, with 102,997 square feet leased to Northside. One of the two Northside MOBs, comprising 363,174 square feet, is considered to be on-campus. Upon closing of the Northside MOBs, the first year unlevered cash yield is expected to be 4.7%.

Northside has certain rights of first refusal to acquire the Northside MOBs pursuant to the terms and conditions of the leases with the current owners of each Northside MOB. Such rights of first refusal have been triggered under the leases in association with the recently announced sale of Duke Realty’s healthcare portfolio.
At the closing of the transaction contemplated by the Northside Agreement for the Center Pointe Towers, the Operating Partnership will enter into a ground lease with Northside for an initial 50-year term, pursuant to which it will lease certain land upon which the Center Pointe Towers are situated, and it will prepay the ground rent payments due to Northside for the initial term as part of the aggregate purchase price. At the closing, the Operating Partnership will also enter into new leases with Northside for 100% of the space in the Center Pointe Towers.
At the closing of the transaction contemplated by the Northside Agreement for the sale and lease-back of the Peachtree Land, the Operating Partnership will enter into a new ground lease with Northside for a 90-year term, and will prepay at closing all ground rent due and payable for the term as an offset against the purchase price paid by Northside. Upon expiration of the ground lease, fee simple title to the Peachtree Improvements will vest in Northside.
In connection with the foregoing, the Company expects that the Operating Partnership and Northside will also enter into an Agreement Regarding Development, pursuant to which Northside will grant the Operating Partnership a first right to develop a medical facility on certain land owned by Northside and located adjacent to one of the Northside MOBs (the “Development Site”), subject to certain conditions. In the event Northside elects to develop a medical facility on the Development Site and certain other conditions are satisfied, Northside will grant the Operating Partnership a first right to purchase such medical facility and enter into a related ground lease. Each right granted to the Operating Partnership will terminate upon the occurrence of certain events, including the sale of the Northside MOBs to an unrelated third party, a termination of the ground lease for the Peachtree Improvements, or a change of control in the subsidiary of the Operating Partnership that is party to each Northside Agreement.
The Northside Agreements contain customary representations, warranties and covenants of the parties. The closing of each of the transactions described above is subject to certain conditions to closing, including that Northside has exercised its right of first refusal and acquired the Northside MOBs and each of the transactions must occur simultaneously pursuant to the terms of the Northside Agreements. Assuming the satisfaction or waiver of all other outstanding contingencies, the acquisition is anticipated to occur in the third quarter of 2017. There can be no assurance that any or all of the conditions to closing will be satisfied or, if satisfied, that the Company will complete the acquisition of one or more of the Northside MOBs, or the timing of any such closings.
2017 CHI Portfolio
The Operating Partnership entered into two separate purchase and sale agreements (the “CHI Purchase Agreements”), each dated May 8, 2017 and subsequently amended on June 26, 2017, with certain subsidiaries and affiliates of Catholic Health Initiatives (“CHI”) to acquire 13 medical office facilities, located in six states, comprising approximately 676,745 net leasable square feet for an aggregate purchase price of approximately $157.1 million, subject to closing prorations and other adjustments (collectively, the “2017 CHI Portfolio”). The 2017 CHI Portfolio is 98.8% leased and the weighted average lease term remaining is 9.3 years, with 628,280 square feet to be leased to affiliates of CHI. Approximately $9.9 million, or 92.8%, of the first year in place net operating income of $10.7 million will be represented by new 10-year leases with certain subsidiaries and affiliates of CHI as described in more detail below. Upon closing of the 2017 CHI Portfolio, the first year unlevered cash yield is expected to be 6.8% prior to anticipated expenses incurred for future capital improvements. An additional $5.7 million in capital improvements is expected to be funded over the next five years for these facilities.
The CHI Purchase Agreements contain customary representations, warranties and covenants of the parties. The acquisition of the 2017 CHI Portfolio is also subject to the satisfaction of certain conditions to closing, and, with respect to the sale of five of the 13 properties included in the 2017 CHI Portfolio, receipt of approval of the Catholic Health Care Federation (“CHCF”) is required, in addition to other customary conditions to closing. The eight properties not subject to CHCF approval (“Tranche 1”) are located in Arkansas, Minnesota, Nebraska, Tennessee, and Texas, and comprise approximately 492,338 net leasable square feet for an aggregate purchase price of approximately $124.2 million. Properties subject to CHCF approval (“Tranche 2”) are located in Arkansas, Minnesota, Nebraska, North Dakota, and Texas, and comprise approximately 184,407 net leasable square feet for an aggregate purchase price of approximately $32.9 million. If CHCF does not approve of the sale of the Tranche 2 properties, the applicable CHI Purchase Agreement will terminate with respect to those properties and the Operating Partnership will receive a refund of amounts previously deposited. Assuming the satisfaction or waiver of all other outstanding contingencies, the acquisitions are anticipated to occur in a series of two or more closings, with the closing of the Tranche 1 properties anticipated to occur prior to the end of the second quarter 2017 and the closing of the Tranche 2 properties to occur promptly following the date on which approval of CHCF is obtained, or at such other times as the parties may agree, which is anticipated to occur in the third quarter of 2017. While the Company expects that it will be successful in obtaining CHCF approval, no assurances can be provided as to the certainty or timing of such approval.

At closing, the Operating Partnership expects to enter into new ground leases with affiliates of CHI with respect to 12 of the properties in the 2017 CHI Portfolio. Each of the new ground leases with CHI affiliates will have an initial 49-year term with three 10-year extension options. Certain subsidiaries and affiliates of CHI currently occupy a substantial portion of the 2017 CHI Portfolio space and, upon closing of the 2017 CHI Portfolio, the Operating Partnership expects to enter into 12 new leases with CHI affiliates, each with an initial 10-year term and 2.5% annual rent increases, and one new lease with a CHI affiliate for a 5-year term and 2.5% annual rent increases. In addition, each new lease grants the applicable tenant a right of first offer, exercisable within 30 days of receipt of notice, to lease any newly-vacated space in the applicable building, or to purchase any interest in the property that the Company may seek to sell, as applicable. In aggregate, subsidiaries and affiliates of CHI will occupy approximately 628,280 square feet, or approximately 92.8% of the total square footage in the 2017 CHI Portfolio, with 411,090 square feet of this space represented by single-tenant properties leased to CHI affiliates. Each property of the 2017 CHI Portfolio is considered to be on campus.
There can be no assurance that any or all of the conditions to closing, including CHCF approval, will be satisfied or, if satisfied, that the Company will complete the acquisition of one or more of the properties comprising the 2017 CHI Portfolio, or the timing of any such closings.
Top Ten Tenant Concentrations (by Annualized Base Rent)

The Company uses annualized base rent ("ABR"), as its credit concentration metric. ABR is calculated by multiplying contractual base rent for the month ended March 31, 2017 by 12, excluding the impact of concessions and straight-line rent. The following table summarizes certain information about the Company’s top 10 tenant credit concentrations as of March 31, 2017 (in thousands) on a pro forma basis, as adjusted to give effect to the pending acquisitions and the disposal of the assets slated for disposition:

Tenant	Weighted Average Lease Term	Leased GLA	Percent of ABR
CHI - Nebraska	9.6	897,751	5.7%
CHI - KentuckyOne Health	9.0	744,101	4.6%
Baylor Scott and White	8.5	268,639	2.7%
Northside Hospital, Inc	10.5	327,332	2.3%
CHI - St. Alexius (North Dakota)	9.3	361,671	2.2%
US Oncology, Inc	8.6	181,500	2.1%
CHI - Franciscan (Seattle - Tacoma)	9.1	330,272	2.0%
Great Falls Hospital	18.3	185,085	1.9%
LifeCare	10.8	310,352	1.8%
Trios Health	28.3	161,885	1.7%
Total / Weighted Average	10.7	3,768,588	26.9%

Top 10 Geographic Concentrations (by Gross Leasable Area)

The following table summarizes certain information about the Company’s top 10 geographic concentration as of March 31, 2017 (in thousands) on a pro forma basis, as adjusted to give effect to the pending acquisitions and the disposal of the assets slated for disposition:

State	Percent of GLA
Texas	14.0%
Kentucky	8.4%
Georgia	7.6%
Nebraska	7.5%
Indiana	6.4%
Ohio	4.9%
Arizona	4.8%
New York	4.6%
Washington	4.4%
Minnesota	4.1%
Other	33.3%
Total	100.0%

Portfolio Asset Mix (by Gross Leasable Area)

The following table summarizes certain information about the Company’s portfolio asset mix as of March 31, 2017 (in thousands) on a pro forma basis, as adjusted to give effect to the pending acquisitions and the disposal of the assets slated for disposition:

Property Type	Percent of GLA
Multi-Tenant MOBs	55.9%
Single-Tenant MOBs	38.1%
Hospitals	2.9%
LTACHs	2.3%
Corporate Office	0.8%
Total	100.0%
Other Recent Developments
For the quarter ending June 30, 2017, the tenant of the Kennewick medical office building (the “Kennewick MOB”), a 161,885 rentable square foot medical office facility leased by Trios Healthcare in Kennewick, Washington, stopped paying rent and the Company believes future lease payments are not reasonably assured. Therefore, the Company expects to limit future recognition of revenue to amounts collected, and anticipates that the revenue not collected in the second quarter will reduce both net income and Normalized Funds From Operations (“FFO”) by $0.01 per share and OP Unit on a fully diluted basis for the quarter ending June 30, 2017 versus the Company's underwritten assumptions. In addition, a charge against previously recognized deferred rental revenue is anticipated to reduce both net income and Normalized FFO by $0.02 per share and OP Unit on a fully diluted basis for the quarter ending June 30, 2017 versus the Company's underwritten assumptions.

For the quarter ending June 30, 2017, the Company anticipates that it will recognize increased general and administrative expenses resulting in a reduction to both net income and Normalized FFO of $0.005 per share and OP Unit on a fully diluted basis for the quarter ending June 30, 2017.

In addition, due to the timing between the raising of capital in the Company's March equity offering, the Company's offering of shares using the Company's at-the-market program, and the closing of certain property acquisitions which were delayed until the end of June 2017 rather than completed evenly throughout the quarter, the Company estimates that net income and Normalized FFO will also be reduced by $0.03 per share and OP Unit on a fully diluted basis for the quarter ending June 30, 2017.

The foregoing is based on current assumptions and estimates as of the date of this Current Report on Form 8-K. Certain factors could cause actual results and future events to differ materially from those set forth or contemplated in the foregoing forward-looking statements.

Item 9.01. Financial Statement and Exhibits

Exhibits.

99.1 Press Release, dated June 28, 2017, issued by Physicians Realty Trust

Forward-Looking Statements
This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this Current Report on Form 8-K, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in each of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed by the Company with the Commission on May 5, 2017.
Non-GAAP Financial Measures

This Current Report on Form 8-K includes Normalized Funds From Operations (FFO), which is a non-GAAP financial measure. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the Company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.

The Company uses Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, and other normalizing items. However, the Company's use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of the Company's financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). The Company's FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than the Company does. The GAAP measure that the Company believes to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, the Company eliminates these items because, in the Company's view, they are not indicative of the results from the operations of the Company's properties. To facilitate a clear understanding of the Company's historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the Company's financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of th Company's liquidity and is not indicative of funds available for the Company's cash needs, including the Company's ability to make cash distributions to shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

June 28, 2017		PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

June 28, 2017		PHYSICIANS REALTY L.P.
by: Physicians Realty Trust, its general partner

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 28, 2017, issued by Physicians Realty Trust